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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Selected Supplemental Historical Consolidated Financial Data for Aurora" and to the use of our report dated February 10, 2000, except for note 11, as to which the date is October 4, 2000, with respect to the supplemental consolidated financial statements and of our report dated February 10, 2000 with respect to the historical financial statements in the Pre-Effective Amendment No.1 to the Registration Statement on Form S-4 of Aurora Biosciences Corporation to be filed on or about February 6, 2001.

                                        ERNST & YOUNG LLP

San Diego, California
February 5, 2001